Exhibit 5.2

BEIJING BRUSSELS CENTURY CITY HONG KONG JAKARTA† LONDON LOS ANGELES	Two Embarcadero Center, 28th Floor San Francisco, California 94111-3823 TELEPHONE (415) 984-8700 FACSIMILE (415) 984-8701 www.omm.com	NEWPORT BEACH NEW YORK SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

June 26, 2014

Healthcare Trust of America, Inc.

16435 North Scottsdale Road, Suite 320

Scottsdale, Arizona 85254

Re:	Issuance of Senior Notes due 2021 of Healthcare Trust of America Holdings, LP

Ladies and Gentlemen:

We have acted as special counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”) and Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance and sale by the Operating Partnership of $300,000,000 aggregate principal amount of its 3.375% Senior Notes due 2021 (the “Notes”) pursuant to an underwriting agreement, dated June 23, 2014, among the Company, the Operating Partnership, on the one hand, and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters listed therein, on the other hand, and the guarantee by the Company (the “Guarantee”) of the obligations of the Operating Partnership under the Notes. The Notes are registered pursuant to a Registration Statement on Form S-3 (No. 333-196693) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 12, 2014 under the Securities Act of 1933, as amended. The Notes are being issued pursuant to an indenture, dated as of June 26, 2014 (the “Indenture”), among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”). The Notes and Guarantees are collectively referred to herein as the “Securities.”

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

†	In association with Tumbuan & Partners

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(i) the Registration Statement;

(ii) the Fifth Articles of Amendment and Restatement of the Company, as presently in effect (the “Charter”);

(iii) the Certificate of Limited Partnership of the Operating Partnership, as presently in effect (the “LP Certificate”);

(iv) the Second Amended and Restated Bylaws of the Company, as presently in effect (the “Bylaws”);

(v) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as presently in effect (the “LP Agreement”);

(vi) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted by action of the Board of Directors on June 11, 2014, relating to the Guarantee and the execution and delivery of the Indenture;

(vii) certain resolutions of the Board of Directors of the Operating Partnership (the “OP Board”) adopted by action of the OP Board on June 11, 2014, relating to the issuance and sale of the Notes and the execution and delivery of the Indenture;

(viii) the Indenture; and

(ix) the Guarantee.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company or the Operating Partnership, as applicable.

In connection with the opinion expressed in paragraph 2 below, we have assumed the matters set forth in opinion paragraphs 1, 2, 3 and 4 of the opinion of Venable LLP, dated the date hereof, a copy of which has been delivered to you, as to matters of Maryland law.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. The Notes have been duly authorized by all necessary corporate action on the part of the Operating Partnership, and, upon payment for and delivery of the Notes in accordance with the terms of the Indenture and the authentication of the certificate or certificates

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representing the Notes by a duly authorized signatory of the Trustee, will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

2. Upon delivery of the Guarantee in accordance with the terms of the Indenture, the Guarantee will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

The law covered by this opinion is limited to the present law of the State of New York and the current Revised Uniform Limited Partnership Act of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and the Operating Partnership and incorporated by reference into the Registration Statement.

Respectfully submitted, /s/ O’Melveny & Myers LLP